As filed with the Securities and Exchange Commission on January 16, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Eterna Therapeutics Inc.
(Exact name of registrant as specified in its charter)
Delaware	31-1103425
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1035 Cambridge Street, Suite 18A Cambridge, MA 02141	02141
(Address of Principal Executive Offices)	(Zip Code)
RESTATED 2020 STOCK INCENTIVE PLAN, AS AMENDED
INDUCEMENT STOCK OPTION AWARD
(Full title of the plan)
Sanjeev Luther, President and Chief Executive Officer
Eterna Therapeutics Inc.
1035 Cambridge Street, Suite 18A
Cambridge, MA 02141
(Name and address of agent of service)
(212) 582-1199
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
Eterna Therapeutics Inc. Restated 2020 Stock Incentive Plan
This registration statement registers 826,869 additional shares of common stock, par value $0.005 per share (the “Common Stock”) of Eterna Therapeutics Inc. (the “Registrant”) under the Registrant’s Restated 2020 Stock Incentive Plan, as amended (the “Plan”), representing (i) 300,000 additional shares of Common Stock issuable under the Plan, which shares were approved by the Registrant’s stockholders at its annual meeting of stockholders held on June 16, 2023; (ii) 256,353 shares of Common Stock issuable under the Plan, which were added to the shares authorized for issuance under the Plan as of January 1, 2023 pursuant to an “evergreen” provision; and (iii) 270,516 shares of Common Stock issuable under the Plan, which were added to the shares authorized for issuance under the Plan as of January 1, 2024 pursuant to an “evergreen” provision.
The contents of the previous Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) for the Plan on June 3, 2021 (File No. 333-256760) and October 12, 2021 (File No. 333-260200), to the extent not otherwise amended or superseded by the contents hereof, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.
Inducement Award
This registration statement also registers 1,685,218 shares of Common Stock issuable pursuant to a stock option award granted to Dr. Sanjeev Luther, the President and Chief Executive Officer of the Registrant, to induce such individual to accept employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Award”). The Inducement Award was granted effective as of January 1, 2024.
The Inducement Award was approved by the Registrant’s Board of Directors in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Award was granted outside of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement and to Dr. Luther pursuant to the Inducement Award as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference.
The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:
(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 20, 2023;
(b) the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on May 5, 2023 in connection with our 2023 Meeting of Stockholders, and Definitive Additional Proxy Soliciting Materials on Schedule 14A filed with the SEC on May 10, 2023;
(c) the Registrant’s Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2023, August 11, 2023 and November 13, 2023;
(d) the Registrant’s Current Reports on Form 8-K, filed with the SEC on January 4, 2023, January 10, 2023, January 26, 2023, February 22, 2023, April 11, 2023, May 2, 2023, May 5, 2023, June 20, 2023, July 11, 2023, July 13, 2023, July 18, 2023, August 10, 2023, August 31, 2023, September 26, 2023, October 5, 2023, November 1, 2023, November 16, 2023, December 14, 2023 and December 20, 2023; and
(e) the Registrant’s Registration Statement on Form 8-A filed with the SEC on October 22, 2021, in which there is described the terms, rights and provisions applicable to the shares of the Registrant’s common stock, including any amendment or report filed for the purpose of updating such description, including the description of the common stock filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on March 20, 2023.
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K and exhibits furnished on such form that relate to such items unless such form expressly provides to the contrary) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 4.	Description of Securities.
Not applicable.
Item 5.	Interests of Named Experts and Counsel.
Not applicable.
Item 6.	Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
Our certificate of incorporation provides that we will indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Where required by law, the indemnification provided for shall be made only as authorized in the specific case upon a determination in the manner provided by law, that indemnification of the director, officer, employee or agent is proper under the circumstances. We may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him. To the full extent permitted by law, the indemnification provided shall include expenses (including attorneys’ fees) in any action, suit or proceeding, or in connection with any appeal therein, judgments, fines and amounts paid in settlement, and in the manner provided by law any such expenses may be paid by us in advance of the final disposition of such action, suit or proceeding. The indemnification described herein does not limit our right to indemnify any other person for any such expense to the full extent permitted by law, nor is it exclusive of any other rights to which any person seeking indemnification from us may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
The board of directors has approved a form of indemnification agreement that has been executed by each of our directors and executive officers. In general, these agreements each provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer. We also maintain a general liability insurance policy, which will cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
3.1	Composite Restated Certificate of Incorporation of the Registrant.		Form 10-K (Exhibit 3.1)	03/20/2023	001-11460
3.2	Certificate of Validation of the Registrant.		Form 8-K (Exhibit 3.1)	09/13/2021	001-11460
3.3	Second Amended and Restated Bylaws of the Registrant.		Form 8-K (Exhibit 3.2)	10/11/2022	001-11460
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X
10.1	Eterna Therapeutics Inc. Restated 2020 Stock Incentive Plan.		Form 8-K (Exhibit 99.1)	09/13/2021	001-11460
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed Exhibit 5.1).	X
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.	X
23.3	Consent of Marcum LLP, independent registered public accounting firm.	X
24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).	X
99.1	Form of Stock Option Inducement Award.	X
107	Filing Fee Table.	X

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on January 16, 2024.
ETERNA THERAPEUTICS INC.

By:	/s/ Sanjeev Luther
Sanjeev Luther
President and Chief Executive Officer
Each person whose signature appears below constitutes and appoints Sanjeev Luther and Sandra Gurrola, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Eterna Therapeutics Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date

/s/ Sanjeev Luther	President and Chief Executive Officer (Principal Executive Officer)	January 16, 2024
Sanjeev Luther

/s/ Sandra Gurrola	Senior Vice President of Finance (Principal Financial and Accounting Officer)	January 16, 2024
Sandra Gurrola

/s/ James Bristol	Director	January 16, 2024
James Bristol

/s/ William Wexler	Director	January 16, 2024
William Wexler

/s/ Dorothy J. Clarke	Director	January 16, 2024
Dorothy J. Clarke